CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 333-53390 on Form N-1A of our report dated February 28, 2011, relating to the financial statements and financial highlights of Pearl Mutual Funds, including Pearl Total Return Fund and Pearl Aggressive Growth Fund, appearing in the Annual Report of Pearl Mutual Funds on Form N-CSR for the year ended December 31, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 29, 2011